EXHIBIT 5

                                   LAW OFFICES
               LIPPENBERGER, THOMPSON, WELCH, SOROKO & GILBERT LLP
                              250 MONTGOMERY STREET
                                    SUITE 500
                          SAN FRANCISCO, CA 94104-3401
                                 (415) 421-5300
                                                                      FACSIMILE
                                                                  (415) 421-0225

                                                  August 15, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C. 20549

         Re:      BioTime, Inc.
                  Registration Statement on Form S-3

Ladies/Gentlemen:

         We are counsel to BioTime, Inc. (the "Company") in connection with the offer and sale of up to 622,548 Common Shares (the "Shares") issuable upon the exercise of certain warrants (the "Warrants"). The Warrants and Shares are being registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3.

         We are of the opinion that the Warrants are legally and validly issued and outstanding and constitute binding obligations of BioTime, enforceable in accordance with their terms. We are also of the opinion that when the Shares are issued and sold upon the exercise of the Warrants, in accordance with the terms and provisions of the Warrants, the Shares will be legally and validly issued and outstanding, fully paid and nonassessable.

         The foregoing opinion is limited to the laws of the State of California and the Federal laws of the United States of America.

         We hereby consent to the use of our opinion in the Registration Statement.

                            Very truly yours,

                            Lippenberger, Thompson, Welch, Soroko & Gilbert LLP